Exhibit 99.1

Vaxart to Host Virtual Stockholder Fireside Chat on Wednesday, August 20 to Discuss Reverse Stock Split Proposal

- ISS and Glass Lewis, leading independent proxy advisory firms, support reverse stock split proposal -

- Webcast to begin at 4:30 p.m. ET / 1:30 p.m. PT -

SOUTH SAN FRANCISCO, Calif., August 14, 2025 — Vaxart, Inc. (OTCQX: VXRT), a clinical-stage biotechnology company developing a range of oral recombinant pill vaccines based on its proprietary delivery platform, today announced that members of the senior management team will participate in a virtual stockholder fireside chat on Wednesday, August 20, 2025 at 4:30 p.m. ET / 1:30 p.m. PT.

“Our leadership team is excited for this opportunity to connect with our stockholders directly. This fireside chat is a chance for us to answer many of the frequently asked questions from our stockholders, particularly around the rationale for a reverse stock split and the need to regain Nasdaq compliance,” said Steven Lo, Chief Executive Officer of Vaxart.

A live webcast of the fireside chat will be available on the Company’s website at www.vaxart.com or by clicking here.

Investors may submit written questions in advance of the conference call to ir@vaxart.com or through the webcast portal. A replay of the webcast will be available on the Company’s website at www.vaxart.com following the conclusion of the event.

Leading independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis, recommend that stockholders support the reverse stock split proposal.

Vaxart encourages all stockholders of record on July 29, 2025, who have not yet voted to do so by 11:59 p.m. Eastern Time on September 4, 2025.

If you have any questions or need assistance with voting, please contact Vaxart’s proxy solicitation firm:

Campaign Management, LLC
Toll-Free: 1-855-264-1527
Email: info@campaign-mgmt.com

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Contact

Vaxart Media and Investor Relations:

Matt Steinberg

FINN Partners

IR@vaxart.com

(646) 871-8481